UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/15/2008

DISCOVER FINANCIAL SERVICES
(Exact name of registrant as specified in its charter)

Commission File Number:  001-33378

Delaware	36-2517428
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2500 Lake Cook Road, Riverwoods, Illinois 60015
(Address of principal executive offices, including zip code)

(224) 405-0900
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Election of Director

On September 15, 2008, the board of directors of Discover Financial Services (the "Company") elected Thomas G. Maheras as a director of the Company effective immediately. The board appointed Mr. Maheras to serve on the Nominating and Governance Committee. On September 16, 2008, Gregory C. Case resigned from the Nominating and Governance Committee and Mr. Case was appointed to the Compensation Committee. A copy of the press release announcing the election of Mr. Maheras is attached as Exhibit 99.1 to this report.

There are no arrangements or understandings between Mr. Maheras and any other person pursuant to which Mr. Maheras was selected as a director. There are no transactions involving Mr. Maheras that would be required to be reported under Item 404(a) of Regulation S-K.

Equity Grant to Non-Employee Director

In connection with the election of Mr. Maheras as a director of the Company, on September 15, 2008, Mr. Maheras received a grant of 4,612 restricted stock units under the Discover Financial Services Directors' Compensation Plan.

All restricted stock unit awards vest in two equal annual installments on each of the first two anniversaries of the date of grant, subject to the terms and conditions of the Discover Financial Services Directors' Compensation Plan. All restricted stock unit awards are to be settled in shares of Company common stock. In the event of a change in control of the Company, the vesting of these awards will accelerate.

Item 8.01.    Other Events

On September 16, 2008, the Company announced that its board of directors declared a quarterly cash dividend of $.06 per share, payable on October 22, 2008, to stockholders of record at the close of business on October 1, 2008. A copy of the press release announcing the dividend is attached as Exhibit 99.1 to this report.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits

Exhibit No.    Description

99.1                 Press Release of Discover Financial Services dated September 16, 2008

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DISCOVER FINANCIAL SERVICES

Date: September 16, 2008	By:	/s/ Simon Halfin
Simon Halfin
Assistant Secretary

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release of Discover Financial Services dated September 16, 2008